CONTACT: Janine Orf
                                                    Director, Investor Relations
                                                                  (314) 279-5443

                                                   Michele Katz/Connie Bienfait/
                                                                  Elric Martinez
                                                         Morgen-Walke Associates
                                                               Press: Tammy Rose
                                                                  (212) 850-5600


                           MEMC ANNOUNCES $1.9 MILLION
                         CUMULATIVE ACCOUNTING REVISION

   Revision relates to change in functional currency of two non-consolidated joint ventures, as previously disclosed


St. Peters, MO, March 2, 1999 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that in connection with the SEC's formerly announced review of the Company's change in functional currency, the Company has revised its financial statements resulting in an additional cumulative loss of $1.9 million recorded as equity in income (loss) of joint ventures. Previously reported operating income and cash flows are not affected by this revision. The $1.9 million loss is a cumulative adjustment related to the six-year period from 1993 to 1998.

The Company previously announced its intention to proceed with a rights offering to all common stockholders. The Company filed a registration statement with the Securities and Exchange Commission relating to the rights offering. The Company believes it will have adequate cash and available credit until the rights offering is closed.

As previously disclosed the SEC staff has reviewed MEMC's registration statement and has issued comments concerning certain legal and accounting issues. The SEC staff questioned the timing of the change in functional currency for accounting purposes used by the Company's two non-consolidated Asian joint ventures. In connection with this review, the Company has agreed to revise its financial statements for 1993 through 1998 to retroactively reflect the change in functional currency from the inception of these joint ventures. The cumulative net effect on results for this six-year period is an additional loss of $1.9 million recorded as equity in income (loss) of joint ventures.

The rights and the underlying common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. In any state or other jurisdiction where securities, blue sky or other laws require the rights offering to be made by a licensed broker or dealer, the rights offering will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. The rights offering will be made only by means of a prospectus.

MEMC is the second largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. To learn more about MEMC visit its web site at www.memc.com.


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